Exhibit 23.2

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Boston Private Financial Holdings, Inc. (the “Company”), dated June 2, 2006 and relating to its 2001 Employee Stock Purchase Plan (as amended and restated as of April 26, 2006), of our report dated February 22, 2006 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2005 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 10, 2006 report which appears in the December 31, 2005 annual report on Form 10-K of the Company.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

May 31,2006